Exhibit 10.2

LOAN AGREEMENT

between

LLOYDS TSB BANK PLC, a public limited company incorporated under the laws of England and Wales, acting through its branch office in Staten Bolwerk 1, 2011 MK Haarlem, The Netherlands, which branch office is registered with the Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 33185396

- hereinafter Lender -

and

FERROMATIK MILACRON MASCHINENBAU GMBH, registered in the commercial register of the Local Court Freiburg i.Br. under HR B 260880, having its business seat at Riegeler Straße 4, D-79364 Malterdingen

- hereinafter referred to as the Borrower -.

WHEREAS:

(A)           Pursuant to a financing facility consisting of several debt finance facilities and a property finance facility entered into by the Lender, Lloyds TSB Finance Ltd., and any other assignee and / or participant of them (together the Lenders), the Borrower, and certain other entities of the Milacron group (as Borrowers or Guarantors) on or about 10 March, 2008 as amended, varied, supplemented, superseded, increased or extended from time to time, and as further set out in the Asset Based Finance Agreement (the Facility), the Lender has agreed to grant certain financing facilities to the Borrower as well as to other Borrowers.

(B)           As a part of the Facility, the Lender has agreed to grant to the Borrower a Loan (as defined below) pursuant to the terms set out herein and subject to the Finance Documents (as defined below).

NOW, IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Agreement” means this Loan Agreement;

“Asset Based Finance Agreement” means the agreement entered into by the Lender, the Borrower, Lloyds TSB Commercial Finance Ltd., MILACRON B.V., MILACRON Netherlands B.V., CIMCOOL Europe B.V., CIMCOOL Industrial Products BV, MILACRON Kunststoffmaschinen Europa GmbH, and DME Europe CVBA (as Borrowers or Guarantors) on or about 10 March, 2008 as amended, varied, supplemented, superseded, increased or extended from time to time;

“EURIBOR” means the 1 month interbank rate offered in Euro displayed on Reuters screen page EURIBOR 01 or, if such page is replaced or Reuters screen service ceases to be available, such rate as displayed on such other page or service specified by the Lenders, after consultation with the Clients;

“Facility Amount” means the maximum aggregate amount to be made available under the Facility which shall be twenty seven million euros (€27,000,000) at any time outstanding on a revolving basis;

“Finance Documents” means (i) this Loan Agreement (ii) the Security Purpose Agreement, (iii) the Asset Based Finance Agreement and (iv) any agreement in relation to the Facility, including all other finance or security documents entered into by the Borrower or by any other Borrower or Guarantor under the Facility or in connection with the Facility, (iv) all present and future swap, hedging, foreign exchange or other derivative transactions entered into by the Borrower or by any Borrower or Guarantor with any person that is a Lender at the time such transaction is entered into but only for so long as such person is a Lender;

“Material Adverse Change” means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower; or

(b)	the ability of the Borrower to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents by the Borrower;

“Obligor” means the Borrower under this Agreement, or any present or future Borrower or Guarantor under the Finance Documents;

“Parties” means the Lender and the Borrower;

“Tangible Net Worth”, means the total of the Borrower’s capital employed in form and substance as included in the Borrower's internal management account, plus retained earnings, less any intangible assets of the Borrower.

1.2	Interpretation

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail wherever such original English word or phrase translated by such German word or phrase appears in the text of this agreement.

If certain capitalised terms are not expressly defined herein, such terms shall have the same meaning in this agreement as is set out in the Asset Based Finance Agreement.

2	LOAN

2.1
The Lender shall grant the Borrower loans from time to time in an aggregate amount not to exceed EUR 11,160,000.00 (in words: EURO Eleven million one hundred and sixty thousand, hereinafter referred to as the Loan or Loan Amount) at any time pursuant to the provisions of this Agreement (the Loan Agreement) and the Asset Based Finance Agreement.

2.2	The proceeds of the Loans shall be used solely

(a)	to finance working capital needs of the Borrowers, including to refinance existing credit commitments of any of the Borrowers, and

(b)	to finance working capital needs of affiliates of the Borrowers, including through dividends, distributions, intercompany loans, repayment of intercompany loans and similar intragroup transactions.

3	PAYMENT

3.1
The Loan shall be paid as follows:  The Lender will provide a revolving facility of up to EUR 11,160,000.00, the availability under which will reduce in equal quarterly steps of EUR 279,000.00 subject to the termination of all facilities under the Facility.

3.2
Payments under the Loan shall take place at the Borrower's risk and expense.  The Borrower shall request payments by giving a duly completed payment request as set out in Schedule 1 to this Agreement (the Request) to the Lender as set out in Schedule 2 to this Agreement. Each Request is irrevocable.

3.3	The Borrower may request any amount, provided that such amount shall not exceed

(a)	the undrawn portion of the Loan Amount; and

(b)	the maximum undrawn amount available under the Facility, as each notified by the Lender from time to time in each case on the proposed utilisation date.

3.4
The initial payment and all future payments shall only be carried out provided that the securities pursuant to the Security Purpose Agreement have been effectively granted or their granting is ensured according to the reasonable opinion of the Lender.

3.5
The initial payment and all future payments shall further only be carried out provided that all information / documents have been submitted to the Lender as stipulated in the Asset Based Finance Agreement and all other conditions precedent and operation conditions as stipulated in the Asset Based Finance Agreement have been satisfied according to the reasonable opinion of the Lender, with the exception that the Borrower and Milacron Kunststoffmaschinen Europa GmbH may provide notarised copies of identity cards of their representatives (Geschäftsführer and Prokuristen) also within 15 business days after signing of this Agreement.

4	TERM / REPAYMENT

4.1
The Loan term shall end, and all payments under this Loan Agreement shall be immediately due and payable, without the requirement of a specific termination, on the 5th anniversary of the signing of this Loan Agreement (the Final Repayment Date) at the latest.

4.2
At the end of the term of the Loan pursuant to clause 4.1, or in the case of prior termination of the Loan to the date of total repayment, the entire amount of the Loan that has not yet been repaid including accumulated interest, fees and other contributions are immediately due for payment.

4.3
Subject to clause 4.1 and  4.2, the Borrower may at any time prior to the Final Repayment Date repay the then outstanding Loan Amount in part or in full to the Lender. The Borrower shall notify the Lender of any such repayment as set out in Schedule 2 to this Agreement.

4.4	All payments of the Borrower under this Loan Agreement are to be paid in EURO to the bank account of the Lender pursuant to clause 16.2 (Repayment Bank Account).

5	INTEREST

As of the date of payment, the Loan shall be charged with interest annually at an interest rate of 2,00 % points above the 1-month-Euribor.  The interest is to be calculated in relation to the daily balance outstanding, accrued until the end of the month and settled in arrears on the first business day of each calendar month for the previous month.

6	FEES / CHARGES / COMPENSATION

6.1	The arrangement fee of 0,5% of the Loan Amount is due and payable on the closing date of this Agreement.

6.2	The unused line fee of 0,25% of the Loan Amount shall be calculated based on the monthly average of the daily unused amounts under this Loan Agreement and shall be charged monthly.

6.3
The Borrower is obligated to pay the Lender a service charge in the aggregate amount of EUR 10.500 per month with regard to the servicing of the entire Facility shall be due by all parties, other than the Lender, of the Finance Documents, jointly and severally.  The service charge shall be due monthly on the first working day of each calendar month and, to the extent charged to the Borrower, shall be retained by the Lender through deduction from the amount of the Loan.

6.4
If part of the Loan is granted as a guarantee, letter of credit or any other bond, a monthly fee shall be charged by the Lender at the rate equal to the margin charged for that month. For the avoidance of doubt, this fee does not include the Lender’s normal charges for issuing that bond, which will be charged in addition.

6.5
All costs (including reasonable out of pocket legal fees) and taxes incurred in connection with entering into and the execution of this Agreement and the security as well as all costs incurred in connection with foreclosure of the security and for the retransfer of security shall be borne by the Borrower.

6.6
The Borrower shall compensate the Lender upon first demand for all expenses, which have incurred, or will incur respectively, in connection with the preparation, the conclusion and the execution of this Loan Agreement, including the evaluation and granting of security (Sicherheitenbewertung and Sicherheitenbestellung).  These fees are due and payable whether or not the Loan will be granted and paid out to the Borrower for whatever reason.

6.7
The Borrower shall compensate the Lender upon first demand also for expenses of the Lender, which incur due to or in connection with the enforcement or other such protection of claims and rights resulting from or on the basis of this Loan Agreement, including the realisation of security (Sicherheitenverwertung).

6.8
Without prejudice to the foregoing, other reasonable fees or expenses may be charged where it is reasonably necessary to delegate any of the Lender’s functions as agent, security agent, or where an exceptional workload is involved. Such fees are to be agreed with the Borrower before being incurred.

6.9	All amounts respectively do not include statutory value-added tax (VAT), which may be applicable.

7	PREMATURE TERMINATION

7.1
Subject to clause 7.2 if this Agreement is terminated for any reason prior to the second anniversary of the signing of this Loan Agreement (Commencement Date), the Borrower shall pay, on a joint and several basis with all parties of the Finance Documents other than the Lenders, an early termination fee of 1% of the Facility Amount in aggregate to the Lenders.

7.2
The provisions of clause 7.1 will not apply in the event that the Lenders terminate this Agreement in accordance with the terms of the Finance Documents as set out in clause 5.2 of the Asset Based Finance Agreement.

7.3
At any time after the second anniversary of the commencement date, the Borrower may terminate this Agreement by giving at least 3 months notice to the Lender or at the Borrower’s sole discretion, by the Borrower, on a joint and several basis with all parties of the Finance Documents other than the Lenders, paying the Lenders the sum of US$200,000 (or the equivalent amount in Euro as at the date of payment) in aggregate to terminate this Agreement immediately at any time.

8	PAYMENTS

8.1
All payments of the Borrower under this Loan Agreement are to be paid by the due date to the Repayment Bank Account.  The Borrower is not entitled to assert set-off or retention rights (Aufrechnungs- oder Zurückbehaltungsrechte).  The payments of the Borrower shall not discharge the debt until the amount to be paid has been credited to the Lender's bank account.

8.2
If a due date of payment is not a bank working day, the payment shall be due on the following bank working day if this day is still in the same calendar month; otherwise, the payment shall already be due on the directly preceding bank working day.  Bank working days are days on which the banks are generally open at the place of business of the Borrower and the Lender.

8.3
If the Borrower makes payments, which are not sufficient to cover all of the outstanding debts under this Loan Agreement, the Lender can credit the received amounts against the outstanding debts that are due under the Loan Agreement as it sees fit.  Deviating instructions of the Borrower are not to be taken into consideration.

9	DEFAULT OF PAYMENT

9.1	If amounts that are to be paid under the Loan Agreement are not rendered or only partly rendered on the due date, the Borrower shall be in default of payment without the requirement of a reminder.

9.2
If the Borrower is in default with payments under this Loan Agreement, the Borrower shall pay default interest as of the date of default in the amount of 8 % p.a. above the interest rate, which results from the opening notification (Eröffnungsnotierung) of the one month EURIBOR on the next bank working day following the date of default until the corresponding payment has been credited to the Lender's bank account.

9.3	Irrespective of clause 9.2, the Lender is entitled to claim compensation for damages due to default according to the statutory provisions.

9.4	The Borrower shall render the default interest upon the first demand of the Lender without reasonable delay to the Lender's bank account.

10	GUARANTEES OF THE BORROWER

The Borrower warrants and guaranties by way of an independent and no-fault guarantee that

(a)	the fulfilment of the obligations resulting from the Loan Agreement, including the security agreements does not:

(i)	violate applicable law or applicable regulations of the government or an official authority, or against a decision or ruling of a competent court;

(ii)
conflict with an agreement or certificate or constitute a violation against such agreements, or conflict with a permit or other authorisation, which the Borrower must observe or to which the Borrower is bound; or

(iii)	violate or conflict with the provisions of the articles of association, a resolution of the executive board or of the shareholders and/ or the bylaws of the company;

(b)	the Borrower holds all rights and titles resulting from the security; and

(c)	all of the information transmitted and to be transmitted to the Lender within the scope of this Loan Agreement is complete and correct or will be complete and correct.

11	SUBMISSION OF DOCUMENTS, OBLIGATION TO PROVIDE INFORMATION

11.1	The Borrower shall, upon request of the Lender, provide proof by submitting appropriate documents that it has fulfilled the warranty according to clause 10 of this Loan Agreement.

11.2
The Borrower shall send its annual report and its audited annual financial statement to the Lender for the duration of this Loan Agreement immediately upon each respective compilation, at the latest, within eight months after expiration of its financial year.

11.3	The Borrower shall inform the Lender without reasonable delay of all essential matters, which are capable of hindering or endangering the proper fulfilment of this Loan Agreement.

11.4	In particular, the Borrower shall immediately inform the Lender of the following circumstances:

(a)
every material fact or matter which the Borrower knows, or ought to have known, which might influence the Lender in deciding whether or not to enter into this Agreement or to accept any person as an surety or guarantor;

(b)	if a Material Adverse Change occurs;

(c)	if material changes to the business or company structure of the Borrower are planned; this includes changes in the rights of representation of the Borrower;

(d)
In addition, the Borrower is obliged to forthwith inform the Lender about all circumstances affecting its business which could be material to the Lender in the Borrower’s reasonable opinion and to provide the relevant documents.

11.5
The Lender or a third party on its behalf is entitled at any time after giving 1 (one) day notice to examine at the Borrower’s premises books, data, accounts, written documents, records or other sources of information of the Borrower in so far as they relate to information which are subject to this contract. In order to carry out the review, the Lender or a third party on its behalf is entitled at any time during normal business hours to reasonable access to the business premises of the Borrower.

11.6	At the reasonable request of the Lender, it shall be provided with copies, and if necessary the originals, of the sources of information set out above.

12	FINANCIAL COVENANTS

12.1	Tangible Net Worth: The Borrower must ensure that, at all times, the Tangible Net Worth shall not fall below EUR 20,000,000.00 (in words: Euro Twenty million).

12.2	The Borrower acknowledges that, at all times, other covenants as provided for in the Asset Based Finance Agreement are to be adhered to at group level.

13	SECURITY

13.1
The Borrower shall provide the Lender (or a Security Agent named by the Lender) with certain security according to a security purpose agreement entered into between the Parties and other entities (the Security Purpose Agreement) in order to secure claims resulting from this Loan Agreement as well as to secure claims resulting from other Finance Documents, in each case pursuant and subject to the Security Purpose Agreement.

13.2
The details regarding the provision / assignment of securities to the Lender (or a security agent designated by the Lender), the purpose of the security, the increase, realisation and release of security are set out in the Security Purpose Agreement.

14	TERMINATION

14.1	The Lender is entitled to refuse payment of the Loan amount, in total or in part, or to terminate the Loan Agreement with immediate effect, if

(a)	the Borrower does not render repayment of amounts that are due on time;

(b)
the Borrower breaches other duties resulting from this Loan Agreement, including the Guarantees as stipulated in clause 10, or from the Finance Documents, as well as those obligations resulting from the Security Purpose Agreement or from the security agreements listed therein and these breaches of duty including their consequences are not remedied within 10 business days after written notice issued by the Lender;

(c)
the Borrower does not honour its payment obligations at the time of maturity resulting from other commitments to the Lender or does not properly fulfil guarantee obligations, which it granted to the Lender;

(d)	the Borrower declares insolvency or a moratorium;

(e)	the Borrower does not fulfil a written request of the Lender to increase the security according to clause 2.2 of the Security Purpose Agreement within 14 days after receipt of this request;

(f)	the Borrower voluntarily subjects itself to liquidation proceedings;

(g)
insolvency proceedings are applied or opened against the assets of the Borrower or the opening of such proceedings are rejected due to lack of assets, provided that such filing is not frivolous or vexatious;

(h)	a Material Adverse Change occurs, which may endanger the repayment of the Loan; or

(i)
any other Finance Document concluded between the Borrower or other Borrowers or Guarantors and the Lenders is terminated for whatever reason with termination of any of the debt financing facilities or property financing facilities will cause all other debt financing facilities or property financing facilities under the Facility to be terminated simultaneously.

14.2
A termination due to voluntary liquidation according to clause 14.1 f) is excluded if the liquidation is directly connected to a merger or other form of fusion with a different company (absorbing company) and the absorbing company assumes all of the obligations of the Borrower resulting from this Loan Agreement by law or after prior approval of the Lender.

14.3
A termination due to a deterioration of assets according to clause 14.1 e) or h) is excluded if the Borrower provides additional securities, which are assessed by the Lender as being sufficient, beyond the securities according to clause 2.1 of the Security Purpose Agreement within 14 days after receipt of the written request of the Lender.

14.4	The Borrower is obligated to compensate the Lender for the damages and expenses, which result from the termination of the Loan Agreement.

15	ASSIGNMENT, SYNDICATION, PARTICIPATION

15.1	The Buyer is entitled to assign, syndicate or grant participations in its rights and obligations under this Agreement in accordance with and subject to clause 4 of the Assed Based Finance Agreement.

15.2	For the avoidance of doubt, the Lender may instruct other entities of the Lloyds group with the administration of the Loan without notifying the Borrower thereof. Clause 15.1 shall not apply.

15.3
The Borrower may only assign claims and rights under this Loan Agreement, or respectively, encumber such claims with the rights of third parties with the prior written approval of the Lender, which shall not be unreasonably withheld.

16	BANK ACCOUNTS

16.1	Borrower's bank account for payment:

Bank: Deutsche Bank AG, Freiburg

SWIFT:                      DEUT DE 6F

IBAN: DE06 6807 0030 0223 7600 00

Purpose:

16.2	Lender's bank account for repayment:

Bank: Lloyds TSB Bank plc, Haarlem

Swift: LOYDNL2A

IBAN: NL52LOYD0267600089

Purpose: Repayment instalment

17	MISCELLANEOUS

17.1
Notices to be served by the Borrower to the Lender under this Agreement shall be made as provided for in Schedule 2 until and unless otherwise notified by the Lender in writing and subject to the Agreement as set out in Schedule 3.

17.2	Amendments to or alterations of this Agreement, including this provision, have to be made in writing, unless a stricter form is required by law.

17.3
Should individual provisions of this Agreement be fully or partially void or not executable, this shall not affect the effectiveness of the remaining provisions in this Agreement. The Parties undertake to replace such a void or inexecutable provision by a valid or implementable provision which comes closest to the economic effect desired by the Parties in relation to the void or inexecutable provision. The same applies with respect to an incompleteness of this agreement.

17.4	This Agreement is subject to the laws of the Federal Republic of Germany excluding conflict of law rules. Place of jurisdiction is Berlin.

17.5	This Loan Agreement shall take effect with the signing by the Borrower and the Lender. The Borrower and the Lender shall each receive one original copy of this Loan Agreement.

_______________, 12 March 2008 [Place, Date]	________________, 12 March 2008 [Place, Date]
/s/ Guy Moillet [Signature Borrower]	/s/ Mark Louman /s/ Claudia Roswitha van der Meer [Signature Lender]
Guy Moillet Managing Director	Mark Louman Proxyholder Claudia Roswitha van der Meer Proxyholder [Name]

SCHEDULE 1 - Form of Request

To:           Lender

From:       Borrower

Date:

EUR 11,160,000.00 Loan Agreement dated [_____] 2008 (the “Agreement”)

Dear Sirs

1	We refer to the Agreement. This is a Request.

2	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [not earlier than 5 business days from receipt of Request by Lender]

(b)	Amount:

3	Our payment instructions are: [as set out in the Agreement / as follows:]

4	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5
We confirm that you may deduct from the Loan (although the amount of the Loan will remain the amount requested above) any outstanding fees (in accordance with the terms of the Agreement or the Finance Documents).

6	This Request is irrevocable.

_______________________________ [Place, Date]
_______________________________ [Signature Borrower]
_______________________________ [Name]

SCHEDULE 2 – Communication

Payment requests (clause 3.2, Schedule 1) and repayment notifications (clause 4.3) shall be faxed to

LTSB Haarlem / Loans Administration Department

Att. Claudia van der Meer

Fax number 0031-235517164

and sent by email to the following contact persons :

Claudia van der Meer

claudia.van.der.meer@lloydstsb.nl

Dominique Waul

dominique.waul@lloydstsb.nl

Sarah Folkes, Senior Collateral Controller

Tel: (+44) 1489 776559
Fax: (+44) 1489 773937

Sarah.folkes@ltsbcf.co.uk

Mandy Jermy, Collateral Executive

Tel:  01489 776656

Fax: 01489 773952

amanda.jermy@ltsbcf.co.uk

Barry Shone, Collateral Controller

Tel: 01489 776567
Fax: 01489 772467

Barry.Shone@ltsbcf.co.uk

Jane Stacey, Senior Collateral Controller

Tel: 01489 776670
Fax: 01489 773907

jane.stacey@ltsbcf.co.uk

Division

daybook.international@ltsbcf.com

SCHEDULE 3 - TELECOMMUNICATIONS INDEMNITY AGREEMENT

Between

a)	Lloyds TSB Bank plc, having its registered office in London and a branch in Haarlem (hereinafter the ‘Bank’); and

b)
Ferromatik Milacron Maschinenbau GmbH, registered in the commercial register of the Local Court Freiburg i. Br. under HR B 260880, having its business seat at Riegeler Strasse 4, D-79364 Malterdingen (hereinafter called the ‘Client’),

Whereas one or more mandates and/or other agreements are currently in force between the Bank and the Client which govern the relationship between the Bank and the Client, including the operation and use of the Client’s account(s) and/or other facilities with the Bank (any such mandates and agreements are hereinafter together referred to as the ‘Mandate’);

The Client and the Bank hereby agree as follows:

1.
a) the Client hereby requests and authorises the Bank to act in accordance with telephone and/or facsimile instructions which may from time to time be, or purport to be, given on behalf of the Client by any of the persons listed in Appendix A hereto, in relation to (i) the operation of the Client’s account(s), (ii) any other transaction involving the Client and the Bank or (iii) the use by the Client of any service which the Bank provides, without any further enquiry on the part of the Bank being required as to (a) the authority of any such person or persons referred to in Clause 3 to give such instructions, (b) the circumstances prevailing at the time such instructions are given both in relation to the nature of the transaction and the disposition of any monies, securities or documents, which are the subject of such transaction or (c) otherwise. The Bank will be entitled to, but is under no obligation, to act in accordance with any instructions as aforementioned.

b) In carrying out any facsimile instructions of the Client, the Bank undertakes to check that the signature(s) of the person or persons acting on behalf of the Client match(es) the relevant signature(s) set forth in Appendix A. Where a signature on the facsimile instruction does not resemble any signature shown in Appendix A, the Bank will not accept such instruction but may approach the relevant person stating to be acting on behalf of the Client for further verification or identification.

c) The Client has requested and the Bank has agreed that the Client may, at its own risk, provide such signature specimens within 15 business days as from signing of this agreement at the very latest.

2.
The Client agrees that any acts by the Bank in accordance with Clause 1 hereof in respect of telephone and/or facsimile instructions shall be binding upon the Client. The books of the Bank shall, in the absence of manifest error, be prima facie evidence of any such instructions given by the Client.

3.
The Client hereby authorises each of the persons whose name and signature appear in Appendix A to jointly and/or severally act on the Client’s behalf for the purpose of giving instructions to the Bank by telephone or facsimile as specified in Clause 1. By signing Appendix A, such persons accept the authorisations given by the Client to them herein.

4.
The Client (i) undertakes to indemnify the Bank and to keep the Bank indemnified against all losses, claims, actions, proceedings, demands, damages, costs and expenses incurred or sustained by the Bank of whatever nature and howsoever arising as a result of instructions referred to under Clause 1 hereof and (ii) agrees not to hold the Bank responsible for fraudulent or unauthorised instructions made on the Clients behalf or for any loss (including consequential loss), damage or liability whatsoever resulting therefrom, except where such is caused by the Bank’s gross negligence or wilful misconduct. The Client undertakes and agrees to pay and reimburse the Bank within 5 business days of first demand and in the currency specified therein, for any and all payments made by the Bank as set out in (i) above. The Client irrevocably authorises the Bank to debit any of the Client’s accounts with the Bank in respect of any such payments and to apply amounts so debited towards discharge of any reimbursement obligation of the Client pursuant to this Clause 4.

5.
Without prejudice to Clauses 1 and 2, the Client undertakes to confirm any telephone and [untested] facsimile instructions by latest by close of business on the following business day by way of a letter signed by one or more duly authorised signatories. In any event and notwithstanding any of the provisions hereof (including the Bank’s authority to act as set out in Clause 1 hereof), any telephone and/or facsimile instruction shall be deemed to have been confirmed by the Client 14 days after dispatch by the Bank to the Client of any Bank statement relating to or involving the relevant instruction or transaction contemplated thereby.

6.
The instructions and authorisations contained in this agreement shall remain in full force and effect unless and until either (i) the Bank receives a written notice by registered mail of termination of (a) this agreement or (b) the authorisation of any person as set forth in Clause 3 hereof or (ii) the Bank terminates this agreement. Any termination set out in 6(i) will be effective within five business days after receipt of such notice. Any termination set out in 6(ii) will have immediate effect.

7.
A termination in accordance with Clause 6 will not release the Client from any liability or obligation to indemnify the Bank as aforesaid in respect of any instructions and/or acts performed by the Bank pursuant to the terms of this agreement prior to the date on which such termination becomes effective.

8.	This agreement, including all rights and obligations arising or in connection herewith shall be governed by the laws of the Netherlands.

9.
All disputes arising from or in connection with this Agreement shall in the first instance be exclusively referred to the District Court of Amsterdam, without prejudice to the Bank’s right to submit any such dispute to any other court of any jurisdiction with competence to judge on the matters agreed herein.

Signed in _________________________ [place] , on ____________[date]

for and on behalf of  Ferromatik Milacron Maschinenbau GmbH

______________________                     ____________________

Name:                                                              Name:

Title:                                                                Title:

for and on behalf of  Lloyds TSB Bank plc

______________________                     ____________________

Name:                                                              Name:

Title:                                                                Title:

SCHEDULE 3 - APPENDIX A

Name	Signature

1.

2.

3.

4.

5.

6.